SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

         Filed by the Registrant |X|
         Filed by a Party other than the Registrant |_|

         Check the appropriate box:
         |_| Preliminary Proxy Statement
                                          |_| Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2)

         |X| Definitive Proxy Statement
         |_| Definitive Additional Materials
         |_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               NOVOSTE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  |X|   No fee required.

  |_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify previous filing by registration number, or the form or schedule and the date of its filing.

                               NOVOSTE CORPORATION
                         4350-C International Boulevard
                             Norcross, Georgia 30093
                                 (770) 717-0904

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on June 20, 1997
To the Shareholders of
  NOVOSTE CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Novoste Corporation (the "Company") will be held at the Atlanta Marriott Gwinnett Place, 1775 Pleasant Hill Road in Duluth, Georgia, on Friday, June 20, 1997 at 9:00 a.m., local time, to consider and act upon the following proposals:

     1. To elect three (3) Class I Directors to serve until the 2000 Annual Meeting of Shareholders.

     2. To approve amendments to the Company's Amended and Restated Stock Option Plan (the "Plan Amendments"), which Plan Amendments (a) increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to 2,700,000 shares, (b) allow for the adoption and administration of such Plan by a Stock Option and Compensation Committee (the "Committee") of the Board of Directors comprised only of two or more "Non-Employee Directors" as defined by the securities laws and regulations, (c) increase the maximum number of shares from 50,000 to 100,000 with respect to options that may be granted to any person or entity eligible within any one calendar year,
          (d) eliminate the granting of non-qualified stock options (a "NQSO") to Outside Directors (as defined by such Plan) of the Company, (e) define "Change in Control" of the Company and allow for the immediate vesting of options upon a Change in Control, (f) allow for the transferability of NQSOs as determined by the Committee and (g) revise the provisions relating to the amendment or termination of such Plan.

     3. To approve the Non-Employee Director Stock Option Plan (the "Director Plan"), which Director Plan authorizes the granting of an aggregate of 100,000 NQSOs to Non-Employee Directors of the Company.

     4. To ratify the reappointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1997.

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only holders of record of the Company's Common Stock at the close of business on April 11, 1997, the Record Date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.

                                By Order of the Board of Directors,

                                Cheryl R. Johnson
                                Secretary

Norcross, Georgia
April 25, 1997

           SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING
          ARE REQUESTED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED
                 PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                               Novoste Corporation
                         4350-C International Boulevard
                             Norcross, Georgia 30093
                                 (770) 717-0904

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                         Annual Meeting of Shareholders
                           To Be Held On June 20, 1997


                                   ----------

                                  INTRODUCTION

General

     This Proxy Statement is being furnished to holders of Common Stock, par value $.01 per share (the "Common Stock"), of Novoste Corporation, a Florida corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at its Annual Meeting of Shareholders to be held on Friday, June 20, 1997, at the Atlanta Marriott Gwinnett Place, in Duluth, Georgia, at 9:00 a.m., local time, and any and all adjournments or postponements thereof (the "Annual Meeting"). The cost of the solicitation will be borne by the Company. This Proxy Statement is being first mailed to holders of the Common Stock on or about April 28, 1997.

Matters to be Considered at the Annual Meeting

     At the Annual Meeting, the shareholders will be asked to consider and vote upon the following proposals:

     1. To elect three (3) Class I Directors to serve until the 2000 Annual Meeting of Shareholders.

     2. To approve amendments to the Company's Amended and Restated Stock Option Plan (the "Plan Amendments"), which Plan Amendments (a) increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to 2,700,000 shares, (b) allow for the adoption and administration of such Plan by a Stock Option and Compensation Committee (the "Committee") of the Board of Directors comprised only of two or more "Non-Employee Directors" as defined by the securities laws and regulations, (c) increase the maximum number of shares from 50,000 to 100,000 with respect to options that may be granted to any person or entity eligible within any one calendar year,
          (d) eliminate the granting of non- qualified stock options (a "NQSO") to Outside Directors (as defined by such Plan) of the Company, (e) define "Change in Control" of the Company and allow for the immediate vesting of options upon a Change in Control, (f) allow for the transferability of NQSOs as determined by the Committee and (g) revise the provisions relating to the amendment or termination of such Plan.

     3. To approve the Non-Employee Director Stock Option Plan (the "Director Plan"), which Director Plan authorizes the granting of an aggregate of 100,000 NQSOs to Non-Employee Directors of the Company.

     4. To ratify the reappointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1997.

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Voting at the Annual Meeting

     Only holders of record of Common Stock at the close of business on April 11, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting, each such holder of record being entitled to one vote per share of Common Stock on each matter to be considered at the Annual Meeting. On the Record Date, there were 8,431,050 shares of Common Stock issued and outstanding.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (4,215,526 shares of the 8,431,050 shares outstanding) is necessary to constitute a quorum at the Annual Meeting. If a quorum is present, the plurality vote of the total votes cast by the holders of Common Stock is required to elect the three (3) Class I Directors. The approval of the Plan Amendments and the Director Plan and the ratification of the reappointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1997 will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

     If the enclosed proxy card is properly executed and returned to the Company prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon, subject to the following conditions:

     Election of Directors. Shares represented by a proxy that is marked "WITHHELD" as to a vote for (i) all three (3) nominees or (ii) any individual nominee(s) for election as directors and are not otherwise marked "FOR" the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. In the absence of instructions, shares represented by a proxy will be voted FOR all of the three (3) nominees. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (so called "broker non-votes"), those shares will be disregarded and therefore will have no effect on the outcome of the vote.

     Other Proposals. Shares represented by a proxy which is marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In the absence of instructions, shares represented by a proxy will be voted FOR all of the proposals set forth in the Notice of Annual Meeting and at the discretion of the proxies on any other matters that may properly come before the Annual Meeting. In instances of broker non-votes, those shares will not be included in the vote totals. Thus, where the affirmative vote of a majority of the total votes cast by the holders of Common Stock is required to approve a corporate action, such as approval of the Plan Amendments and the Director Plan and ratification of the reappointment of the independent auditors referred to above, these broker non-votes will have the effect of reducing the total number of votes needed to attain a majority of the total votes cast.

     At any time prior to its exercise, a proxy may be revoked by the holder of the Common Stock granting it by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement or by attending the Annual Meeting and voting in person.

     Proxies may be solicited on behalf of the Board by mail, telephone, telecopy or in person and solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.

Table of Contents

                                                                            Page
                                                                            ----
Security Ownership of Certain Beneficial
  Owners and Management...................................................    4

Election of Directors.....................................................    6

Executive Compensation....................................................   10

Report of Stock Option and Compensation Committee
of Board of Directors on Executive Compensation...........................   13

Stock Performance Graph...................................................   16

Certain Relationships and Related Transactions............................   17

Section 16 Proxy Statement Disclosure.....................................   18

Approval of Amendments to Amended and Restated
  Stock Option Plan.......................................................   18

Approval of Non-Employee Director
  Stock Option Plan.......................................................   27

Ratification of Reappointment of Independent
  Auditors................................................................   32

Other Business............................................................   32

Shareholder Proposals.....................................................   32

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock, together with their respective addresses, (ii) each director and nominee for election as director, (iii) each executive officer named in the Summary Compensation Table under "Executive Compensation" on page 10 of this Proxy Statement and (iv) all executive officers and directors as a group:

                                                           Shares
                                                        Beneficially      Percentage of Outstanding
Name and Address                                          Owned(1)             Shares Owned(1)
----------------                                        ------------      -------------------------
Thomas D. Weldon(2)(3)(4)...............................   932,402                 10.6%
Charles E. Larsen(4)....................................   781,161                  8.9%
Henry L. Hillman, Elsie Hilliard Hillman and C.G.
     Grefenstette, Trustees(5)(6)(12)...................   446,587                  5.3%
C.G. Grefenstette and Thomas G. Bigley, Trustees(5)(7)..   582,112                  6.9%
Venhill Limited Partnership(8)
     158 Main Street
     New Canaan, Connecticut 06840......................   436,574                  5.2%
Advanced Technology Ventures IV, L.P.
     10 Post Office Square #970
     Boston, MA 02109...................................   794,043                  9.4%
Noro-Moseley Partners III, L.P.
     4200 Northside Parkway N.W.
     Atlanta, GA 30327..................................   534,537                  6.3%
T. Rowe Price Associates, Inc.(9).......................   551,000                  6.5%
Norman R. Weldon, Ph.D.(3)(10)..........................   375,383                  4.5%
Jonathan J. Rosen, Ph.D.(11)............................   147,375                  1.7%
Cheryl R. Johnson.......................................   118,400                  1.4%
Thomas K. Brooks........................................   105,350                  1.2%
Stephen I. Shapiro......................................   21,675                     *
J. Stephen Holmes.......................................   20,000                     *
William E. Whitmer......................................   12,000                     *
Richard M. Johnston(12).................................    3,000                     *
Jack R. Kelly, Jr.(13)..................................    3,000                     *
Pieter J. Schiller(14)..................................     --                      --
David N. Gill...........................................     --                      --
All executive officers and directors
  as a group (13 persons)(15)...........................  2,415,396                25.7%

----------
* Less than 1%.

(1) A person is deemed to be the beneficial owner of Common Stock that can be acquired within 60 days from the Record Date upon the exercise of options, and that person's options are assumed to have been exercised (and the underlying shares of Common Stock outstanding) in determining such person's percentage ownership. Accordingly, the following shares issuable upon exercise of options have been included in the shares beneficially owned by the following persons: Thomas D. Weldon--391,875 shares; Charles E. Larsen--391,875 shares; J. Stephen Holmes--10,000 shares; William E. Whitmer--10,000 shares; Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees--10,000 shares; Noro-Moseley Partners III, L.P.--5,000 shares; and Cheryl R. Johnson-118,200 shares. Does not give effect to options to purchase 7,500 shares granted to each of J. Stephen Holmes, William E. Whitmer, Richard M. Johnston, Pieter J. Schiller, Jack
     R. Kelly, Jr., Norman R. Weldon and Stephen I. Shapiro, which are contingent upon shareholder approval of the Director Plan.
(2) Includes 15,000 shares held in trust for the benefit of Mr. Weldon's children.
(3) Includes 124,571 shares held by The Weldon Foundation, Inc., a Florida not-for-profit corporation in which Thomas D. Weldon and Norman R. Weldon are directors. Mr. Weldon and Dr. Weldon disclaim beneficial ownership of all shares held by The Weldon Foundation, Inc.
(4) Address is c/o Novoste Corporation, 4350-C International Blvd., Norcross, GA 30093.
(5)  Address is 2000 Grant Building, Pittsburgh, PA 15219.
(6) Consists of 436,587 shares held by a trust for the benefit of Henry L. Hillman (the "HLH Trust") and 10,000 shares subject to options which were granted to Richard M. Johnston, an officer of The Hillman Company. Pursuant to an agreement with The Hillman Company, if Mr. Johnston exercises these options, he does so on behalf of The Hillman Company or a wholly-owned subsidiary thereof. The Trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "HLH Trustees"). The HLH Trustees share voting and investment power with respect to the shares of record held by the HLH Trust. Does not include an aggregate of 582,112 shares held by four trusts for the benefit of members of the Hillman family (see note 7 below) or 436,574 shares owned by Venhill Limited Partnership (see note 8 below), as to which shares the HLH Trustees (other than Mr. Grefenstette with respect to the shares described in note 7 below) disclaim beneficial interest.
(7) Includes 145,528 shares held by each of four irrevocable trusts for the benefit of members of the Hillman family (the "Hillman Family Trusts"). Mr. Grefenstette and Thomas G. Bigley are trustees of these four trusts and share voting and dispositive power over the trusts' assets.
(8) Consists of 436,574 shares held by Venhill Limited Partnership. Howard B. Hillman is the general partner of Venhill Limited Partnership and is a step-brother of Henry L. Hillman.
(9) Pursuant to a Schedule 13G, dated February 14, 1997, which was jointly filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. ("T. Rowe Associates") and T. Rowe Price New Horizons Fund, Inc. ("T. Rowe Fund"). Includes 551,000 shares beneficially owned by
     T. Rowe Associates, of which 421,000 shares are also beneficially owned by
     T. Rowe Fund. Both entities' address is 100 E. Pratt Street, Baltimore, MD 21202. As stated in the Schedule 13G, T. Rowe Associates is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and T. Rowe Fund is an investment company registered under Section 8 of the Investment Company Act of 1940; both entities disclaim beneficial ownership of all shares held.
(10) Includes 14,250 shares held by Dr. Weldon's spouse but excludes all shares held by Dr. Weldon's adult children, none of whom reside with Dr. Weldon.
(11) Resigned as an executive officer of the Company effective February 28, 1997.
(12) Does not include shares held by the HLH Trust, the Hillman Family Trusts and Venhill Limited Partnership (collectively, the "Hillman Related Shareholders"), as to which Mr. Johnston disclaims beneficial ownership. Mr. Johnston is Vice President-Investments and a Director of The Hillman Company, a private firm engaged in diversified investments and operations which is controlled by the HLH Trust. Also does not include 10,000 shares subject to options which were granted to Mr.

     Johnston but to which he disclaims beneficial ownership. Pursuant to an agreement with The Hillman Company, if Mr. Johnston exercises these options, he does so on behalf of The Hillman Company or a wholly-owned subsidiary thereof. See note 6 above.
(13) Does not include shares held by Noro-Moseley Partners III, L.P. ("Noro-Moseley"), for which Mr. Kelly serves as a member of the general partner. Mr. Kelly disclaims beneficial ownership of such shares, except to the extent of his proportionate interest in Noro-Moseley.
(14) Does not include shares held by Advanced Technology Ventures IV, L.P. ("ATV"), for which Mr. Schiller serves as a general partner. Mr. Schiller disclaims beneficial ownership of such shares, except to the extent of his proportionate interest in ATV.
(15) See notes 1, 2, 3 and 10 above. Also includes options to purchase 43,025 shares held by an executive officer not named in the Summary Compensation Table under "Executive Compensation" on page 10 of this Proxy Statement. Does not include options to purchase 10,000 shares described in note 12 above. Also does not include any shares held by Dr. Rosen who resigned as an executive officer of the Company effective February 28, 1997.

                             ELECTION OF DIRECTORS

     On May 28, 1996 the Company filed Restated Articles of Incorporation with the Florida Department of State, which provide for the Board of Directors to be divided into three classes of directors (Classes I, II and III), with the initial term of each class expiring in a different year as follows: (1) Class I expires at this Annual Meeting; (2) Class II expires at the 1998 Annual Meeting of Shareholders (the "1998 Annual Meeting"); and (3) Class III expires at the 1999 Annual Meeting of Shareholders (the "1999 Annual Meeting"). At each Annual Meeting of Shareholders, the successors to directors of a class whose term shall then expire shall be elected to serve from the time of election and qualification until the third Annual Meeting following election and until a successor has been duly elected and qualified. Directors whose terms expire are eligible for renomination.

     The Restated Articles of Incorporation also provides that the number of directors will be fixed from time to time exclusively by the Board of Directors, but shall consist of not more than 12 nor less than 6 directors with no class of directors consisting of more than 4 nor less than 2 directors. A vacancy on the Board may be filled by vote of a majority of the Board of Directors then in office.

     At this Annual Meeting, three (3) Class I Directors are to be elected to hold office until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified. J. Stephen Holmes, William E. Whitmer and Stephen I. Shapiro are currently Class I Directors, Messrs. Holmes and Whitmer having been so elected upon the initial classification of directors and Mr. Shapiro in order to fill a vacancy created in September 1996 by an increase in the size of the Board to 9 members.

     Unless otherwise specifically directed by shareholders executing proxies, it is intended that all proxies in the accompanying form received in time for the Annual Meeting will be voted at the Annual Meeting FOR the election of the three (3) nominees named below, each of whom are currently directors of the Company. In the event any nominee should become unavailable for election for any presently unforeseen reason, it is intended that the proxies will be voted for such substitute nominee as may be designated by the present Board of Directors. If a quorum is present, a plurality vote of the total votes cast by the holders of Common Stock is required to elect the three (3) Class I Directors.

     Each nominee's name, age, the year first elected as a director, office with the Company, and certain biographical information are set forth below:

                                            Year First
        Name                    Age     Served as a Director      Position
        ----                    ---     --------------------      --------
     J. Stephen Holmes          53              1992              Director
     William E. Whitmer         64              1992              Director
     Stephen I. Shapiro (1)     52              1995              Director

----------
(1) Served as a director from August 1995 until his resignation in March 1996. Re-appointed to Board in October 1996.

                                     CLASS I
                 DIRECTORS NOMINATED FOR TERMS EXPIRING IN 2000

     J. Stephen Holmes. Mr. Holmes has served as a Director of the Company since October 1992. Mr. Holmes is currently Executive Manager of Saber Endoscopy, LLC, a medical device company, and has served as Founder and Manager since its inception in February 1996. From 1992 through 1995, Mr. Holmes was a private investor, having founded several start-ups from 1979 through 1991, including Adler Instrument Company, Inc., SOLOS Ophthalmology, Inc. and SOLOS Endoscopy, Inc., which he founded in 1982, 1988 and 1990, respectively, and in which he sold his interests in 1988, 1991 and 1991, respectively. From 1970 through 1979, Mr. Holmes served in various marketing and sales positions with Baxter/American Hospital Supply. Mr. Holmes received a B.S. in Marketing from the University of Evansville.

     William E. Whitmer. Mr. Whitmer has served as a Director of the Company since October 1992. Mr. Whitmer is a certified public accountant and management consultant. From 1989 until his retirement in 1992, he was a partner of Ernst & Young, having served as the Associate Managing Director of that firm's southern U.S. management consulting group. From 1968 through 1989, Mr. Whitmer was a partner of Arthur Young & Company, having served as the Managing Partner of its East and Southeast U.S. regions of the management consulting practice from 1975 through 1989. Mr. Whitmer received a B.A. in Economics from Denison University.

     Stephen I. Shapiro. Mr. Shapiro has served as a Director of the Company since October 1996. Mr. Shapiro previously served as a Director of the Company from August 1995 until his resignation in March 1996. Since 1982, he has been a Managing Director of The Wilkerson Group (International Business Machines Corporation), a management consulting group with clients in the healthcare industry. From 1970 to 1982, Mr. Shapiro held a variety of technical management and strategic planning positions with Union Carbide Clinical Diagnostics and Becton Dickinson and Company. Mr. Shapiro received a B.S. degree in Chemical Engineering from the Massachusetts Institute of Technology and a M.S. degree in Chemical Engineering from the University of California at Berkeley.

                                    CLASS II
                      DIRECTORS WHOSE TERMS EXPIRE IN 1998

     Richard M. Johnston. Mr. Johnston, age 62, has served as a Director of the Company since December 1993. Mr. Johnston has been employed by The Hillman Company, an investment holding company with diversified operations, since 1961 and has been Vice-President--Investments since 1970 and a Director since 1993. Since February 1996 Mr. Johnston has served as Chairman of the Board of Metrocall, Inc. Mr. Johnston has also served as Chairman of the Board of Western Pennsylvania Healthcare System since 1978. Mr. Johnston received a M.B.A. from the Wharton School of Finance and Commerce, University of Pennsylvania and a B.S. in Commerce from Washington & Lee University.

     Pieter J. Schiller. Mr. Schiller, age 59, has served as a Director of the Company since March 1996. Mr. Schiller has served as a Director of CollaGenex Pharmaceuticals, Inc. since September 1995. Since 1987, Mr. Schiller has been a general partner of ATV, a venture capital firm located in Boston, Massachusetts, where he specializes in healthcare investing. Mr. Schiller served Allied Signal and its predecessor companies from 1961 through 1986 in various capacities, including Treasurer and Vice- President, Planning and Development. From 1983 to 1986, he served as Executive Vice-President of Allied Health and Scientific Products Company, a multi-national manufacturer of biomedical and analytical instruments and supplies. Mr. Schiller received his M.B.A. from New York University and a B.A. in Economics from Middlebury College.

     Jack R. Kelly, Jr. Mr. Kelly, age 62, has served as a Director of the Company since January 1995. Since July 1983, Mr. Kelly has been a general partner of Noro-Moseley, a venture capital fund. From 1958 through 1983, Mr. Kelly was the Chief Operating Officer and a Director of Scientific-Atlanta, Inc. Mr. Kelly is a Director of Syntellect, Inc. Mr. Kelly earned a B.S. in Physics from Georgia State University.

                                    CLASS III
                      DIRECTORS WHOSE TERMS EXPIRE IN 1999

     Norman R. Weldon, Ph.D. Dr. Weldon, age 62, co-founded the Company and has been Chairman of the Board since its capitalization in May 1992. Dr. Weldon is Treasurer and Managing Director of Partisan Management Group, a venture capital fund he co-founded in 1993. From 1986 until May 1996, Dr. Weldon served as President and Chief Executive Officer and as a Director of Corvita Corporation, a publicly-traded medical device company Dr. Weldon co-founded in 1986. In July 1996 Pfizer Inc. consummated its acquisition of Corvita. From 1979 to 1987, Dr. Weldon served as President and Chief Executive Officer of Cordis Corporation. From 1964 to 1979, Dr. Weldon served CTS Corporation in various capacities, including as its President and Chief Executive Officer beginning in 1976. Dr. Weldon received, from Purdue University, a Ph.D. in Economics, a M.S. in Industrial Management and a B.S. in Biochemistry.

     Thomas D. Weldon. Mr. Weldon, age 41, co-founded the Company and has served as its President and Chief Executive Officer and as a Director since its capitalization in May 1992. Mr. Weldon co-founded and was President, Chief Executive Officer and a Director of Novoste Puerto Rico Inc. ("Novoste Puerto Rico"), a manufacturer of disposable cardiovascular medical devices, from 1987 to May 1992, prior to its sale to Namic U.S.A. (now part of Pfizer Inc.). From 1984 until 1987, Mr. Weldon served as a manager in the consulting group of Arthur Young & Co. From 1982 to 1984, Mr. Weldon served as Corporate Planner of Key Pharmaceuticals. Mr. Weldon received a B.S. in Industrial Engineering from Purdue University and a M.B.A. in Operations and Systems Management from Indiana University.

     Charles E. Larsen. Mr. Larsen, age 45, co-founded the Company and has served as its Chief Technical Officer since March 1997. Since the Company's capitalization in May 1992, Mr. Larsen has served as its Senior Vice President and Chief Operating Officer and as a Director. Mr. Larsen co-founded and was Vice President and a Director of Novoste Puerto Rico from 1987 to May 1992. From 1983 through 1987, Mr. Larsen was a manager of manufacturing engineering at Cordis Corporation. Mr. Larsen received a B.S. in Mechanical Engineering from New Jersey Institute of Technology.

                                ---------------

     Dr. Norman R. Weldon is the father of Mr. Thomas D. Weldon. Because of their managerial positions and stock ownership in the Company, and their activities relating to the organization of the Company, Dr. Weldon and Messrs. Weldon and Larsen may be deemed "promoters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act").

Meetings and Committees

     During 1996 there were seven meetings of the Board of Directors. No director attended fewer than 75% of the aggregate number of meetings of the Board held during the period in 1996 in which he was a director and the total number of meetings held by all committees of the Board in which he served in 1996 during the period he served on such committees. On eight occasions in 1996 the Board took action by unanimous written consent without a meeting.

     The Audit Committee, which was formed and became effective on March 29, 1996, during the remainder of 1996 consisted of William E. Whitmer, Chairman, Richard M. Johnston and Pieter J. Schiller (only William E. Whitmer is standing for re-election at this Annual Meeting as a director). The Audit Committee met once during 1996. The Audit Committee reviews the audit and financial procedures of the Company and recommends any changes with respect thereto to the Board of Directors.

     The Stock Option and Compensation Committee (the "Committee"), which was formed and became effective on March 29, 1996, during the remainder of 1996 consisted of Richard M. Johnston, Chairman, J. Stephen Holmes and Jack R. Kelly, Jr. (only J. Stephen Holmes is standing for re-election at this Annual Meeting as a director). The Committee met five times during 1996. Once in 1996 the Committee took action by unanimous written consent without a meeting. The Committee establishes compensation policies and determines compensation for the executive officers of the Corporation, as well as administers the Company's current Stock Option Plan. The Board itself administers the Director Plan.

     The Company does not have a standing nominating committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid or accrued by the Company during 1995 and 1996 to (i) the Company's Chief Executive Officer, (ii) the four other most highly compensated executive officers who were serving as executive officers at the end of 1996 whose compensation during 1996 exceeded $100,000 and (iii) the Company's Chief Financial Officer who would have been one of the four other highly compensated executive officers had he served in his capacity for the entire year:

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------
                                                                              Long-Term
                                          Annual Compensation                Compensation
                                  --------------------------------------     ------------
                                                                             Common Stock
Name and                                                    Other Annual      Underlying         All Other
Principal Position     Year       Salary         Bonus      Compensation       Options         Compensation
----------------------------------------------------------------------------------------------------------------
Thomas D. Weldon...... 1996      $142,500       $13,600           -               -                  -
President and CEO      1995      $102,813          -              -               -                  -
Charles E. Larsen..... 1996      $130,000       $13,600           -               -                  -
Chief Operating        1995       $96,823          -              -               -                  -
Officer (1)
Jonathan J. Rosen,
Ph.D.................. 1996      $115,000       $13,600           -               -            $187,439 (2)
VP-Product             1995       $89,083          -              -               -                  -
Development
Thomas K. Brooks...... 1996      $115,000       $13,600           -               -                  -
VP-Sales, Marketing    1995       $65,708       $80,000 (3)  $15,000 (4)       120,000               -
and Business
Development
Cheryl R. Johnson..... 1996       $93,850       $12,224           -               -                  -
VP-Corporate Planning  1995       $75,850          -              -               -                  -
and Secretary
David N. Gill (5)..... 1996       $67,464       $13,600      $25,000 (4)      65,000(6)              -
Chief Financial Officer
----------------------------------------------------------------------------------------------------------------

(1)  Effective March 3, 1997 became Chief Technical Officer.
(2) Under a consulting agreement covering the period from March 1, 1997 to June 30, 1998, Mr. Rosen will receive consulting fees of $180,000 and certain computer equipment with a net book value of $7,439.
(3) Of which, $60,000 consists of the issuance of 16,000 shares of Common Stock on March 24, 1995 and 2,750 shares of Common Stock on February 12, 1996, based on the $3.20 per share fair market value of the Common Stock on March 24, 1995, the date of grant of the sign-on bonus.
(4)  Consists of reimbursement of moving expenses.
(5) Joined the Company as Chief Financial Officer on July 8, 1996. Effective March 3, 1997, also became Chief Operating Officer.
(6) See Option Grant Table below for the exercise price and vesting terms of Mr. Gill's option.

Option Grant Table

     The following table sets forth certain information concerning options granted in 1996 to David N. Gill, the only individual named in the Summary Compensation Table who was granted options in 1996:

                              OPTION GRANT IN 1996
-----------------------------------------------------------------------------------------------------------------------
                           Number of     % of Total                                   Potential Realizable Value at
                          Securities       Options                                    Assumed Annual Rates of Stock
                          Underlying     Granted to                               Price Appreciation for Option Term(1)
                            Options     Employees in  Exercise Price   Expiration -------------------------------------
Name                        Granted      Fiscal Year     Per Share        Date             5%               10%
-----------------------------------------------------------------------------------------------------------------------
David N. Gill...........   65,000(2)        41.5%          $9.75        7/8/2006        $398,562        $1,010,034
-----------------------------------------------------------------------------------------------------------------------

(1) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, in option exercises are dependent on the time of such exercise and the future performance of the Common Stock.
(2) Consists of ten-year options to purchase 50,000 and 15,000 shares, respectively, granted under the Company's Stock Option Plan, exercisable cumulatively at the annual rate of one quarter of the number of underlying shares, commencing one year from the date of grant. Option to purchase 15,000 shares is contingent upon shareholder approval of the Plan Amendments. See "Approval of Amendments to Amended and Restated Stock Option Plan" below.

Option Exercises and Value Table

     The following table sets forth certain information concerning the number of options exercised during 1996, and the number of unexercised options held as at December 31, 1996, by the individuals named in the Summary Compensation Table.

   AGGREGATED OPTION EXERCISES IN 1996 AND OPTION VALUES AT DECEMBER 31, 1996

----------------------------------------------------------------------------------------------------------------------
                                                     Number of Unexercised Options         Value of Unexercised
                                                          at December 31, 1996             In-the-Money Options
                                                                                          at December 31, 1996(1)
                          Shares
                        Acquired on
Name                     Exercise     Value Realized  Exercisable    Unexercisable      Exercisable     Unexercisable
----------------------------------------------------------------------------------------------------------------------
Thomas D. Weldon.....       --              --          391,875           --             $5,094,375           --
Charles E. Larsen....       --              --          391,875           --             $5,094,375           --
Jonathan J. Rosen,
Ph.D.................       --              --          147,375           --             $1,893,750           --
Thomas K. Brooks.....     100,000       $1,186,250        --            15,000               --            $150,750
                            5,000          $59,000
Cheryl R. Johnson....       --              --          118,200           __             $1,523,325           --
David N. Gill........       --                            --          65,000 (2)             --            $227,500
----------------------------------------------------------------------------------------------------------------------

(1) Based on the closing sale price of the Common Stock as of December 31, 1996 ($13.25 per share) minus the applicable exercise price.

(2) 15,000 of David N. Gill's 65,000 unexercised options are contingent upon shareholder approval of the Plan Amendments. See "Approval of Amendments to Amended and Restated Stock Option Plan" below.

                                   ----------

     In 1993 the Company granted to Thomas Weldon, Norman Weldon and Charles Larsen the right to convert, at any time on or prior to December 31, 1998, their respective accrued salaries through December 31, 1993, which aggregated $320,629, into shares of Common Stock at a conversion price equal to $3.20 per share. On May 28, 1996, immediately prior to the consummation of the Company's initial public offering, the accrued salaries were converted into 100,195 shares of Common Stock, with Thomas Weldon, Norman Weldon and Charles Larsen receiving 56,394, 5,312 and 38,489 shares, respectively.

         Each of the individuals named in the Summary Compensation Table is employed at will (other than Dr. Rosen who is currently a consultant), but is subject to an agreement containing certain non-competition and confidentiality provisions.

Compensation of Directors

     Directors who are not full-time employees of the Company are reimbursed their expenses and receive a fee of $1,000 per Board meeting attended. Directors who are not full-time employees also receive $5,000 per year of service as a director, paid quarterly (except Norman R. Weldon who, as Chairman of the Board of Directors, receives $20,000 per year of service as Chairman).

     On August 20, 1996, the Committee, subject to shareholder approval of the Director Plan, granted to the Class I, II and III members of the Board of Directors of the Corporation who are Non-Employee Directors (J. Stephen Holmes, William E. Whitmer, Richard M. Johnston, Pieter J. Schiller, Jack R. Kelly, Jr. and Norman R. Weldon) options under the Director Plan to purchase 7,500 shares at an exercise price of $8.00 per share (the fair market value of Common Stock on the date of grant), which options are for a term of five years from the date of grant and exercisable as follows: (a) options to purchase 2,500 shares on the earlier of (i) the date of this Annual Meeting or (ii) March 31, 1997, (b) options to purchase an additional 2,500 shares on the earlier of (i) the date of the 1998 Annual Meeting or (ii) March 31, 1998 and (c) options to purchase the remaining 2,500 shares on the earlier of (i) the date of the 1999 Annual Meeting or (ii) March 31, 1999; provided, however, that no options to purchase shares shall become exercisable by any of the foregoing directors after the date of (a) his death or (b) the voluntary or involuntary termination of his directorship, including without limitation due to his failure to be reelected as a director at an Annual Meeting. On October 25, 1996, following his election to the Board, Stephen I. Shapiro was granted an option under the Director Plan to purchase 7,500 shares with the same terms as the options granted to the other Non-Employee Directors, except the exercise price, which is $12.25 per share (the fair market value of Common Stock on the date of grant). See "Approval of Non-Employee Director Stock Option Plan" below.

Adoption of Consulting Agreement

         In November 1996 the Company entered into an agreement with Jonathan J. Rosen, Ph.D. that provided for his continued employment as Vice President, Product Development through the end of February 1997 at his existing annual base salary of $130,000. Dr. Rosen was also entitled under this agreement to receive his 1996 bonus as an executive officer under the Company's cash incentive plan, which amounted to $13,600. In addition, under this agreement, Dr. Rosen has been engaged as a consultant to the Company for a period of 16 months, commencing March 1, 1997, for consulting fees of $180,000 and the receipt of certain computer equipment with a net book value of $7,439.

              REPORT OF STOCK OPTION AND COMPENSATION COMMITTEE OF
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The following is provided to shareholders by the members of the Stock Option and Compensation Committee of the Board of Directors:

     The Committee, comprised of three Non-Employee Directors, is responsible for the administration of the Company's compensation programs. These programs include base salary for executive officers and both annual and long-term incentive compensation programs. The Company's compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to the Company's performance and shareholder return.

Compensation Philosophy

     The primary goal of the Company is to align compensation with the Company's business objectives and performance. The Company's aim is to attract, retain and reward executive officers and other key employees who contribute to the long-term shareholder value. To establish the relationship between executive compensation and the creation of shareholder value, the Committee has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of the compensation package are:

     -- The Company pays competitively relative to leading medical device companies with which the Company competes for talent.

     -- The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

     -- The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

Compensation Program

     The Company's executive compensation program has three major components, all of which are intended to attract, retain and motivate executive officers consistent with the philosophy set forth above. The Committee considers these components of compensation individually, as well as collectively, in determining total compensation for executive officers.

     1. Base salary. Each year the committee establishes base salaries for individual executive officers based upon (i) industry and peer group surveys,
(ii) responsibilities, scope and complexity of each position, and (iii) performance judgments as to each individual's past and expected future contributions. The Committee reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary plan for the Company's executive officers other than the Chief Executive Officer. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectations as to his future contributions in leading the Company.

     2. Annual cash (short-term) incentives. In 1996 the Committee established a discretionary, annual cash incentive plan to provide a direct linkage between individual pay and accomplishing key annual corporate objectives. Target annual bonus awards are established for executive officers and other management employees based upon peer group surveys and range from 5% to 20% of base salary. Each officer who served in an executive capacity during and at the end of 1996, including the Chief Executive Officer, received a bonus for such service ranging in amount from approximately 8% to approximately 12% of base salary. In establishing the bonus amounts for 1996, the year of adoption, the Committee considered the attainment of certain key overall corporate goals and objectives, focusing particularly on the Company's successful product development and clinical trials during the year. Starting in 1997 the Committee will also consider the performance of each officer in his or her respective areas of accountability and each officer's respective contribution to the success of the Company. Each officer will establish operating objectives for their functional area of responsibility at the beginning of the year. At the end of the year they will be rated on the attainment of those objectives. A portion of their annual performance bonus also may be based on attainment of the overall corporate goals and objectives, which are also determined at the beginning of the year. Each officer may receive a portion or the full amount of their targeted annual performance-based bonus. The bonus award to the Chief Executive Officer for 1996 was approximately 8% of his base salary.

     3. Equity-based incentive compensation. The Company's primary long-term incentive program consists of its stock option plan. The stock option plan utilizes a four-year vesting period to encourage key executives to continue in the employ of the Company. Through option grants executives receive significant equity incentives to build long-term shareholder value. The exercise price of options granted under the stock option plan is 100% of the fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if the Common Stock appreciates over the long term.

     In 1996 the Committee granted stock options to two of the Company's executive officers. The grant of options to one executive was made in connection with her promotion, while the grant of options to the second officer was made in connection with his recruitment. The Committee elected not to grant options to the Chief Executive Officer and to the other four executive officers during 1996 because of the number of stock options previously issued to such officers and their related vesting schedules, and the value of the founders' stock issued to certain executive officers. In reaching its decisions the Committee relied on its experience, the information gained in the hiring process for such officers, and the value of the officers' previously issued stock options.

Compliance with Internal Revenue Code Section 162(m)

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, as amended (the "Code") adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Committee believes that any options granted under the Company's stock option plan will meet the requirements of being performance-based under the transitional provisions provided in the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

                                  Respectfully submitted,


                                  The Stock Option and Compensation Committee

                                  Richard M. Johnston, Chairman
                                  J. Stephen Holmes
                                  Jack R. Kelly, Jr.

     The foregoing Report of the Stock Option and Compensation Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

                             STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total shareholder returns for the Company's Common Stock, the Nasdaq Stock Market index for U.S. companies, and the Hambrecht & Quist Health Care-Excluding Biotechnology Index. The graph assumes the investment of $100 on May 23, 1996, the date of the Company's initial public offering. The performance shown is not necessarily indicative of future performance.

                Comparison of Seven-Month Cumulative Total Return
        among Novoste Corporation, Nasdaq Stock Market (U.S.) Index, and
           Hambrecht & Quist Health Care-Excluding Biotechnology Index


                                     [GRAPH]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the consummation of the Company's initial public offering of 2,400,000 shares of its Common Stock consummated on May 29, 1996 (the "IPO"),
(i) all shares of Class B Common Stock outstanding on May 28, 1996 were converted into 1,611,269 shares of Common Stock (ii) certain outstanding stock purchase warrants were exercised on a cashless exercise basis for 889,912 shares of Common Stock, (iii) the balance of all outstanding stock purchase warrants were exercised for an aggregate of 62,104 shares of Common Stock at an aggregate exercise price of $268,218, (iv) all outstanding convertible notes and accrued interest were converted into an aggregate of 497,349 shares of Common Stock, (v) accrued salaries were converted into 100,195 shares of Common Stock and (vi) an amendment to the Company's Articles of Incorporation to remove the Company's existing Class B Common Stock and to create a class of authorized but undesignated Preferred Stock was filed. The actions described in this paragraph are collectively referred to as the "Recapitalization."

     In October 1993 the Company granted to Thomas Weldon, Norman Weldon and Charles Larsen the right to convert, at any time on or prior to December 31, 1998, their respective accrued salaries through December 31, 1993, which aggregated $320,629, into shares of Common Stock at $3.20 per share. As part of the Recapitalization, the accrued salaries were converted into 100,195 shares of Common Stock, with Thomas Weldon, Norman Weldon and Charles Larsen receiving 56,394, 5,312 and 38,489 shares, respectively.

     In September 1994 Messrs. Thomas Weldon and Charles Larsen each guaranteed $100,000 of $200,000 of debt borrowed by the Company from a commercial bank. Such debt, which was payable on demand at any time after January 1, 1995 with interest accrued thereon at 10% per annum, was repaid on January 27, 1995. In June 1995 the Company entered into a line of credit with the same commercial bank under which the Company could borrow up to $300,000 at the prime rate of such bank plus 1%. The line of credit, which expired on June 15, 1996, was subject to commitment fees of .65% of the unused line of credit. The line of credit was guaranteed by the September 1994 guarantees of Messrs. Thomas Weldon and Charles Larsen and a June 1995 guaranty of Norman R. Weldon, also in the amount of $100,000. As of April 1, 1996, the entire $300,000 available under such line of credit was drawn down. A portion of the net proceeds of the IPO was used to repay this indebtedness in its entirety and the line of credit thereafter was extinguished.

     In December 1995 and January 1996 the Company issued a series of Fixed Rate Convertible Promissory Notes to Noro-Moseley, the Hillman Related Shareholders, ATV and Dr. Weldon's daughter, in the principal amounts of $295,380, $761,550, $443,070 and $300,000, respectively. Each of these notes accrued interest at a rate of 8% compounded annually on the unpaid principal amount, and provided that the holder thereof may convert all or a portion of the outstanding principal amount plus accrued interest into one share of Class B Common Stock for each $3.75 in principal amount plus accrued interest of such note being converted. The holders converted the principal of and accrued interest on such notes into 497,349 shares of Common Stock in connection with the Recapitalization.

     In March and April 1996 the Company received bridge loans from the Hillman Related Shareholders, Noro-Moseley and ATV of $761,700, $295,350 and $443,100, respectively, or an aggregate of $1,500,150. The promissory notes evidencing such indebtedness had a maturity date of June 30, 1996 with compounded interest at 8% per annum. A portion of the net proceeds of the IPO was applied to repay such indebtedness.

     Messrs. Jack R. Kelly, Jr. and Pieter J. Schiller, directors of the Company, are affiliates of Noro-Moseley and ATV, respectively. Richard M. Johnston is an officer and a director of The Hillman Company, a corporation controlled by one of the Hillman Related Shareholders.

                      SECTION 16 PROXY STATEMENT DISCLOSURE

     Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that officers, directors and holders of more than 10% of the Common Stock (collectively, "Reporting Persons") file reports of their trading in Company equity securities with the Securities and Exchange Commission. Based on a review of Section 16 forms filed by the Reporting Persons during the last fiscal year, the Company believes that the Reporting Persons complied with all applicable Section 16 filing requirements.

        APPROVAL OF AMENDMENTS TO AMENDED AND RESTATED STOCK OPTION PLAN

General

     In March 1996 the Company amended and restated its Stock Option Plan (as amended and restated, the "Plan") under which an aggregate of 2,500,000 shares of Common Stock were reserved for issuance upon exercise of options granted thereunder. On August 20, 1996, October 25, 1996, February 28, 1997 and April 18, 1997, the Committee adopted, subject to shareholder approval, the Plan Amendments.

     The purpose of the Plan is to provide incentives for selected employees, officers, directors, consultants and independent contractors of the Company to promote the financial success and progress of the Company by granting such persons options to purchase shares of Common Stock of the Company.

     As of the Record Date, options to purchase an aggregate of 1,626,175 shares of Common Stock had been granted and were outstanding (including 15,000 subject to approval of the Plan Amendments), and a balance of 203,100 shares are reserved for issuance under the Plan for options subsequently granted thereunder.

Proposed Amendments

     The Plan Amendments provide for the following:

a. the increase in the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to 2,700,000 shares;

b. the adoption and administration of the Plan by the Committee comprised only of two or more "Non- Employee Directors" as defined by the securities laws and regulations;

c. the increase in the maximum number of shares from 50,000 to 100,000 with respect to options that may be granted to any person or entity eligible within any one calendar year;

d. the elimination of the granting of non-qualified stock options (each a "NQSO") to Outside Directors (as defined by the Plan) of the Company;

e. the immediate vesting of options upon a "Change in Control" (as defined by the Plan) of the Company;

f.   the transferability of NQSOs as determined by the Committee; and

g. the revision of the provisions relating to the amendment or termination of the Plan.

Explanation of Amendments

a. Increase in the Number of Shares of Common Stock Reserved for Issuance Thereunder by 200,000 Shares to 2,700,000 Shares.

     Presently, the Plan provides for a total of 2,500,000 shares of Common Stock to be issued upon the exercise of incentive stock options (each an "ISO") and NQSOs that may be granted from time to time to persons eligible to receive such options pursuant to the Plan. As noted above, as of the Record Date, only an aggregate of 203,100 shares remain reserved for issuance under the Plan for ISOs and NQSOs subsequently granted thereunder.

     To ensure that the number of shares reserved under the Plan is adequate to attract and retain qualified personnel, the Board of Directors believes it is necessary that further shares of Common Stock be reserved for issuance under the Plan. The Board of Directors believes that an additional 200,000 shares of Common Stock should be sufficient for this purpose for approximately 18 months.

b. Adoption and Administration of the Plan by a Committee Comprised Only of Two or More "Non-Employee Directors" as Defined by the Securities Laws and Regulations.

     Under the current Plan, the Board of Directors adopt the Plan and the Plan is administered by a Committee composed of two or more directors who are "disinterested persons" as defined by Regulation 240.16b-3 under the Exchange Act.

     Effective August 15, 1996, Regulation 240.16b-3 under the Exchange Act was amended to allow, in addition to the full Board of Directors, the adoption of a stock option plan by a stock option committee composed solely of two or more "Non-Employee Directors". A "Non-Employee Director" under the amended Regulation 240.16b-3 is a person not currently an officer of the Company or a parent or subsidiary, who does not receive compensation either directly or indirectly as a consultant of the Company (except for an amount not required to be disclosed under Item 404(a) of Regulation S-K, e.g., not more than $60,000), does not have an interest in a transaction requiring disclosure under Item 404(a) of Regulation S-K, and is not engaged in a business relationship which would require disclosure under Item 404(b) of Regulation S-K (e.g., where the director has a ten percent or more equity interest in an entity which makes or receives payments in excess of five percent of the Company's or that entity's consolidated gross revenues).

     Under the proposed Plan Amendments, a Committee composed only of two or more Non-Employee Directors may adopt and shall administer the Plan.

c. Increase in the Maximum Number of Shares from 50,000 to 100,000 with Respect to Options that may be Granted to any Person or Entity Eligible within any one Calendar Year.

     Presently, the Plan provides that the maximum aggregate number of shares of Common Stock with respect to which options, whether ISOs or NQSOs, that may be granted to any person or entity eligible under the Plan within any one calendar year is 50,000 Shares.

      Under the proposed Plan Amendments, the maximum aggregate number of shares of Common Stock with respect to which options, whether ISOs or NQSOs, that may be granted to any person or entity eligible under the Plan within any one calendar year is increased to 100,000 shares.

     On July 8, 1996 the Committee granted to David N. Gill options under the Plan to purchase 65,000 shares; the option to purchase 15,000 of the 65,000 shares is therefore contingent upon shareholder approval of this Plan Amendment.

d. Elimination of the Granting of NQSOs to Outside Directors (as Defined by the Plan) of the Company.

     Under the current Plan, an "Outside Director" is defined as any director of the Company who is not then a full-time employee of the Company. Presently, the Plan generally provides for the granting of a NQSO to purchase 5,000 shares of Common Stock to each Outside Director, which NQSO vests over three years, subject to termination of the Outside Director as a director of the Company.

     Under the proposed Plan Amendments, the provisions granting of NQSOs to Outside Directors are eliminated. If shareholders of the Company adopt the Non-Employee Director Stock Option Plan, Outside Directors that qualify as Non-Employee Directors will be granted NQSOs under that stock option plan. See the discussion of the Non-Employee Director Stock Option Plan set forth below.

e. Immediate Vesting of Options upon a "Change in Control" (as Defined by the Plan) of the Company.

     Presently, in the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, a transaction in which 100% of the then outstanding voting stock is sold or otherwise transferred or the sale of substantially all of the assets of the Company, all outstanding options shall, notwithstanding any contrary terms of a grant, accelerate and become exercisable in full prior to the consummation of such dissolution, liquidation, merger, sale of stock or sale of assets at such times and on such conditions as the Committee shall determine unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options.

     The proposed Plan Amendments eliminate the foregoing provisions and instead provide that, notwithstanding any contrary terms in a grant of options, in the event of a "Change of Control" of the Company, all outstanding options shall accelerate and become immediately fully exercisable. For purposes of the Plan, a "Change In Control" shall mean (i) the sale or other disposition to a person, entity or group (as such term is defined in Rule 13d-5 under the Exchange Act) of 50% or more of the Company's consolidated assets, (ii) the acquisition of 50% or more of the outstanding shares by a person or group (as such term is defined in Rule 13d-5) or (iii) if the majority of the Company's Board of Directors consists of persons other than "Continuing Directors". The term "Continuing Director" shall mean any member of the Company's Board of Directors on the effective date of the Plan and any other member of the Board of Directors who shall be recommended or elected to succeed or become a Continuing Director by a majority of the Continuing Directors who are then members of the Board of Directors.

f.   Transferability of NQSOs as Determined by the Committee.

     Under the current Plan, no option (whether an ISO or a NQSO) may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

     The proposed Plan Amendments retain such language for ISOs, but provide that a NQSO may be sold, pledged, assigned, hypothecated, transferred or disposed of as determined by the Committee and as set forth in a grant with an optionee.

     The securities laws currently require that options registered with the Securities and Exchange Commission on a Form S-8 (as is the case with the options under the Plan) must be non-transferable, except under the laws of descent and distribution. The proposed Plan Amendments give the Committee the authority to grant NQSOs that are non-transferable (thus complying with the current S-8 requirements), while giving the Compensation Committee the flexibility to grant transferable NQSOs in the event the S-8 requirements change. ISOs remain non-transferable under the Plan in order to afford them the tax treatment of incentive stock options under Section 422 of the Code.

g. Revision of the Provisions Relating to the Amendment or Termination of the Plan.

     Presently, the Plan provides that the Committee may at any time terminate or amend the Plan in any respect (including, but not limited to, any form of grant, agreement or instrument to be executed pursuant to the Plan); provided, however, that the Committee shall not, without the approval of the shareholders, increase the total number of shares available for the grant of options under the Plan (except by operation of the provisions of the Plan) or change the class of persons eligible to receive options; provided, further, that the provisions relating to the grant of options to Outside Directors shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. No amendment of the Plan may adversely affect any then outstanding options or any unexercised portions thereof without the written consent of the optionee.

     Under the proposed Plan Amendments, the above language contained in the Plan will be revised to provide that the Committee may at any time terminate or amend the Plan in any respect (including, but not limited to, any form of grant, agreement or instrument to be executed pursuant to the Plan); provided, however, that shareholder approval shall be required to be obtained by the Company if required to comply with the provisions of Section 162(m) of the Code, or the listed company requirements of The Nasdaq National Market or of a national securities exchange on which the shares are traded, or other applicable provisions of state or federal law or self-regulatory agencies; provided, further, that no amendment of the Plan may adversely affect any then outstanding options or any unexercised portions thereof without the written consent of the optionee.

     The shareholders of the Company are being requested to consider and approve the above-described amendments to the Plan.

Summary of the Plan

     The essential features of the Plan are outlined below.

Grant of Options

     The Committee selects persons to be granted options (collectively, the "Optionees" or individually, an "Optionee") and determines (i) whether the respective option is to be an ISO or a NQSO, (ii) the number of shares of Common Stock purchasable under the option, (iii) the time or times when the option becomes exercisable, (iv) the exercise price, which for NQSOs cannot be less than eighty-five percent (85%) of the fair market value of the Common Stock on the date of grant (100% of such fair market value for ISOs), and (v) the duration of the option, which cannot exceed ten years (five years for ISOs granted to a person who owns or is considered as owning stock possessing more than 10% of the total voting power of all classes of stock of the Company or any subsidiary thereof (a "Ten Percent Shareholder"). ISOs may be granted to employees (including officers) of the Company or any Parent or Subsidiary thereof and NQSOs may be granted to employees, officers, consultants and independent contractors of the Company or any Parent, Subsidiary or Affiliate thereof as the Committee determines will assist the Company's endeavors.

     Upon shareholder election as a director of the Company, an Outside Director shall be granted NQSOs by the Committee. Each Outside Director elected or re-elected at an Annual Meeting of Shareholders shall receive the amount of 5,000 options. No NQSOs have been granted to Outside Directors pursuant to the formula award under the Plan, and it is not anticipated that any such options will be granted prior to shareholder approval of the Non-Employee Director Stock Option Plan.

     The exercise price of an option shall be not less than the fair market value in the case of an ISO, or 85% of the fair market value in the case of a NQSO, of the shares at the time that the option is granted. For purposes of the Plan, the "fair market value" of the shares shall be deemed to be, if the shares are traded on The Nasdaq Stock Market, National Market or on a national securities exchange, the closing sales price of the shares on The Nasdaq Stock Market, National Market or such national securities exchange on the business day immediately preceding the day as of which the determination is being made or on the next preceding day on which the shares were traded if no shares were traded on such day.

     The aggregate fair market value (determined as of the time an option is granted) of stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000.

     Each option granted under the Plan shall be evidenced by a written stock option grant (the "Grant") in such form (which need not be the same for each Optionee) as the Committee shall from time to time approve, which Grant shall comply with and be subject to the terms and conditions of the Plan. The date of grant of an option shall be the date on which the Committee makes the determination to grant such option unless otherwise specified by the Committee. The Grant representing the option shall be delivered to the Optionee within a reasonable time after the granting of the option.

     At the discretion of the Committee, the Company may reserve to itself or its assignee(s) in the Grant (a) a right of first refusal to purchase any shares that an Optionee (or a subsequent transferee) may propose to transfer to a third party and (b) a right to repurchase any or all shares held by an Optionee upon the Optionee's termination of employment or service with the Company or a Parent, Subsidiary or Affiliate of the Company for any reason within a specified time as determined by the Committee at the time of grant at (i) the Optionee's original purchase price, (ii) the fair market value of such shares as determined by the Committee in good faith or (iii) a price determined by a formula or other provision set forth in the Grant.

Exercise of Options

     Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Grant.

     Payment for the shares may be made (i) in cash, (ii) by surrender of shares of Common Stock of the Company having a fair market value equal to the exercise price of the option, or (iii) by any combination of the foregoing where approved by the Committee in its sole discretion; provided, however, in the event of payment of shares of Common Stock by method (ii) above, the shares so surrendered, if originally issued to the Optionee upon exercise of an Option(s) granted by the Company, shall have been held by the Optionee for more than six months.

     Notwithstanding the exercise periods set forth in the Grant, exercise of an option shall always be subject to the following limitations: (i) an option shall not be exercisable unless such exercise is in compliance with the Securities Act and all applicable state securities laws, as they are in effect on the date of exercise and (ii) the Committee may specify a reasonable minimum number of shares that may be purchased on any exercise of an option, provided that such minimum number will not prevent the Optionee from exercising the option for the full number of shares as to which the option is then exercisable.

     Prior to the issuance of shares upon the exercise of an option, the Optionee is required to pay or make adequate provision for payment of any federal, state or local withholding tax obligations of the Company, in the manner determined in the sole discretion of the Committee. No Optionee shall have any of the rights of a shareholder of the Company with respect to any shares subject to an option until the option has been validly exercised.

Ability to Exercise an Incentive Stock Options

     During the lifetime of the Optionee, an ISO shall be exercisable only by the Optionee.

Termination or Lapse of Options

     An option shall lapse immediately following the Optionee's termination of employment or association with the Company for any reason, except that should an Optionee die, the time during which the option may be exercised shall be extended three months for an Optionee that held an ISO and six months for an Optionee that held a NQSO. Options exercisable following termination of employment or association with the Company may be exercised only to the extent the option was exercisable as at the date of termination, but in no event subsequent to the option's expiration date.

     Except for an Optionee's death discussed above, in a particular Grant to an Optionee the Committee may, in its sole discretion, extend the time during which an ISO may be exercised for up to three months after the Optionee's termination and, as to a NQSO, for up to six months after the Optionee's termination.

Option Adjustments

     The Plan contains a customary anti-dilution provision that provides that in the event of any change in number of the Company's outstanding Common Stock by reason of a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of the Common Stock available under the Plan and the number of shares subject to outstanding options and exercise price per share of such options shall be proportionately adjusted, subject to any required action by the Board of Directors or shareholders of the Company and compliance with applicable securities laws. No certificate or scrip representing fractional shares shall be issued upon the exercise of any option and any resulting fractions of a share shall be ignored.

Issuance of Shares

     The shares of Common Stock, when issued and paid for pursuant to options granted under the Plan, shall be issued as fully paid and non-assessable shares.

Termination of the Plan

     No options may be granted under the Plan subsequent to May 26, 2002, but options theretofore granted may extend beyond that date and the terms of the Plan shall continue to apply to such options and to any shares acquired upon exercise thereof. The Plan may be sooner terminated at the discretion of the Committee.

Federal Income Tax Consequences

     The following is based upon federal tax laws and regulations as presently in effect and does not purport to be a complete description of the federal income tax aspects of the Plan. Also, the specific state tax consequences to each participant under the Plan may vary, depending upon the laws of the various states and the individual circumstances of each participant.

Incentive Stock Options

     No taxable income is recognized by the Optionee upon the grant of an ISO under the Plan. Further, no taxable income will be recognized by the Optionee upon exercise of an ISO granted under the Plan and no business expense deduction will be available to the Company. Generally, if the Optionee holds shares acquired upon the exercise of ISOs for at least two (2) years from the date of grant of the option and for at least one (1) year from the date of exercise, any gain on a subsequent sale of such shares will be considered as long-term capital gain. The gain recognized upon the sale of the shares is equal to the excess of the selling price of the shares over the exercise price. Therefore, the net federal income tax effect on the holders of ISOs is to defer, until the shares are sold, taxation of any increase in the value of the shares from the date of grant and to treat such gain, at the time of sale, as capital gain rather than ordinary income.

     However, in general, if the Optionee sells the shares prior to expiration of either the two-year or one-year period, referred to as a "disqualifying disposition," the Optionee will recognize taxable income at ordinary tax rates in an amount equal to the lesser of (i) the value of the shares on the date of exercise, less the exercise price; or (ii) the amount realized on the date of sale, less the exercise price, and the Company will receive a corresponding business expense deduction. The balance of the gain recognized on the disqualifying disposition will be long-term or short-term capital gain depending upon the holding period of the optioned shares. The two-year and one-year holding period rules do not apply to optioned shares which are disposed of by the Optionee's estate or a person who acquired such shares by reason of the death of the Optionee.

     Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's Chief Executive Officer or any one of the Company's other four (4) most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for a specified period is stated in the Plan, and shareholder and Board approval of the Plan is obtained. The Plan has been drafted to allow compliance with those performance-based criteria that relate to ISOs.

     If shares of Common Stock are used in payment of the exercise price of an ISO, the following rules apply:

          (i) If the exercise price under an ISO is paid by delivery of shares of Common Stock previously acquired upon exercise of an earlier granted ISO, if such delivery constitutes a "disqualifying disposition" of the delivered shares because such shares of Common Stock had not been held long enough to satisfy the requisite two-year and one-year holding periods applicable to ISOs, such disqualifying disposition will render the Optionee subject to ordinary taxation as discussed above on the delivered shares. To the extent the number of newly acquired shares equals the number of delivered shares as to which there was a disqualifying disposition, the basis for such newly acquired shares will be equal to the fair market value of the delivered shares at the time they were delivered, and the holding period for these newly acquired shares will, except for disqualifying disposition purposes, include the period for which the delivered shares were held; and to the extent the number of newly acquired shares exceeds the number of delivered shares, such additional shares will have a zero basis and a holding period measured from the date of exercise of the option; and

          (ii) If an ISO is exercised with (i) shares of Common Stock acquired upon exercise of an ISO and held for the requisite holding period prior to delivery, (ii) shares of Common Stock acquired under a NQSO, or (iii) shares of Common Stock acquired through open-market purchases, then the Optionee will not recognize any taxable income (other than relating to alternative minimum tax) with respect to the shares of Common Stock so delivered. To the extent the purchased shares equal in number the shares of Common Stock delivered in payment of the exercise price, the newly acquired shares will have the same basis and holding period as the delivered shares. The balance of the purchased shares will have a zero basis for tax purposes, and their holding period will commence on the date these additional shares are acquired upon exercise by the Optionee.

     An employee may be subject to an alternative minimum tax upon exercise of an ISO since the excess of the fair market value of the optioned stock at the date of exercise over the exercise price must be included in alternative minimum taxable income, unless the acquired shares are disposed of in the same year that the option was exercised.

Non-Qualified Stock Options

     As in the case of ISOs, the grant of NQSOs will not result in any taxable income to the Optionee. However, unlike ISOs, generally the Optionee will recognize ordinary income in the year in which the option is exercised in the amount by which the fair market value of the purchased shares on the date of exercise exceeds the exercise price.

     The fair market value of the shares on the date income is required to be recognized will constitute the tax basis thereof for computing gain or loss on any subsequent sale. Any gain or loss recognized by the Optionee upon the subsequent disposition of the shares will be treated as capital gain or loss and will qualify as long-term capital gain or loss if the shares are held for more than twelve months prior to disposition.

     Generally, the Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the Optionee at the date of exercise. The income recognized by the Optionee will be treated as compensation income and will be subject to income tax withholding by the Company.

     Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's Chief Executive Officer or any one of the Company's other four (4) most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for a specified period is stated in the Plan, and shareholder and Board approval of the Plan is obtained. The Plan has been drafted to allow compliance with those performance-based criteria that relate to NQSOs, except that NQSOs granted with an exercise price less than the fair market value of the Common Stock on the date of the grant will not meet such performance-based criteria and, accordingly, the compensation attributable to such options will be subject to the deductibility limitations contained in Section 162(m) of the Code.

Issuance by Committee of Options to David N. Gill

     On July 8, 1996 the Committee granted to David N. Gill options under the Plan to purchase 65,000 shares at an exercise price of $9.75 per share (the fair market value of Common Stock on the date of grant), which options are for a term of ten years from the date of grant and exercisable cumulatively at the annual rate of one quarter of the number of underlying shares, commencing one year from the date of grant. As the current Plan only permits options to purchase 50,000 shares to be granted to any one person within any one calendar year, the option to purchase 15,000 of the 65,000 shares is contingent upon shareholder approval of the Plan Amendment that increases the maximum aggregate number to 100,000 shares which can be granted to any one person within any one calendar year.

     The following table summarizes the value of unexercised options to be received by David N. Gill in the event the above-described Plan Amendment is approved by the Company's shareholders:

                                NEW PLAN BENEFIT

                     Amended and Restated Stock Option Plan


                                          Dollar                     Number of
    Name and Position                    Value (1)                     Shares

David N. Gill                           $60,000 (2)                    15,000

(1) Equal to the difference between the $13.75 per share closing sale price of the Common Stock on April 18, 1997, the most recent practical date prior to the printing of this Proxy Statement, as reported by The Nasdaq National Market, and the $9.75 per share exercise price for the option.
(2) The $9.75 per share exercise price represented the fair market value of Common Stock on the date of grant of the option.

Required Vote

     Approval of the amendments to the Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In instances of broker non-votes, those shares will not be included in the vote totals, and therefore will have no effect on the vote for the approval of the Plan Amendments. Unless marked to the contrary, proxies received will be voted FOR approval of the Plan Amendments.

     The Board of Directors recommends that shareholders vote FOR the approval of the Plan Amendments.

                        APPROVAL OF NON-EMPLOYEE DIRECTOR
                                STOCK OPTION PLAN

General

     On August 20, 1996 the Committee adopted, subject to shareholder approval, the Director Plan, under which an aggregate of 100,000 NQSOs are reserved for issuance as an aggregate of 100,000 shares of Common Stock.

     The purpose of the Director Plan is to provide additional incentives to Non-Employee Directors (as defined by the current Regulation 240.16b-3 under the Exchange Act; see "Explanation of Amendments" above) to promote the financial success and progress of the Company by granting such persons options to purchase shares of the Common Stock.

     The options to purchase shares of Common Stock under the Director Plan shall not qualify under Section 422 of the Code.

Summary of the Director Plan

     The essential features of the Director Plan are outlined below.

Administration of the Director Plan

     The Director Plan is currently administered by the Board of Directors of the Company.

Eligibility

     Individuals who are Non-Employee Directors of the Company shall be eligible to participate in the Director Plan. Each Non-Employee Director to whom an option is granted hereunder is referred to as an "Optionee."

Grant of Options

     The Board selects Non-Employee Directors to be granted options and determines (i) the number of shares of Common Stock purchasable under the option, (ii) the time or times when the option becomes exercisable, (iii) the exercise price, which cannot be less than the fair market value of a share of Common Stock on the date of grant and (iv) the duration of the option, which cannot exceed five years. The maximum aggregate number of shares of Common Stock with respect to which options may be granted to any Non-Employee Director under the Director Plan within any one calendar year is 15,000 shares.

      For purposes of the Director Plan, the "fair market value" of the shares shall be deemed to be, if the shares are traded on The Nasdaq Stock Market, National Market or on a national securities exchange, the closing sales price of the shares on The Nasdaq Stock Market, National Market or such national securities exchange on the business day immediately preceding the day as of which the determination is being made or on the next preceding day on which the shares were traded if no shares were traded on such day.

     Each option granted under the Director Plan shall be evidenced by a written Stock Option Agreement in such form (which need not be the same for each Optionee) as the Board shall from time to time approve, which Grant shall comply with and be subject to the terms and conditions of the Director Plan. The date of grant of an option shall be the date on which the Board makes the determination to grant such option unless otherwise specified by the Board. The Grant representing the option shall be delivered to the Optionee within a reasonable time after the granting of the option.

     At the discretion of the Board, the Company may reserve to itself or its assignee(s) in the Stock Option Agreement (a) a right of first refusal to purchase any shares that an Optionee (or a subsequent transferee) may propose to transfer to a third party and (b) a right to repurchase any or all shares held by an Optionee upon the Optionee's termination of directorship with the Company for any reason within a specified time as determined by the Board at the time of grant at (i) the Optionee's original purchase price, (ii) the fair market value of such shares as determined by the Board in good faith or (iii) a price determined by a formula or other provision set forth in the Stock Option Agreement.

Exercise of Options

     Options shall be exercisable within the times or upon the events determined by the Board as set forth in the Stock Option Agreement.

     Payment for the shares may be made (i) in cash, (ii) by surrender of shares of Common Stock of the Company having a fair market value equal to the exercise price of the option; or (iii) by any combination of the foregoing where approved by the Board in its sole discretion; provided, however, in the event of payment of shares of Common Stock by method (ii) above, the shares so surrendered, if originally issued to the Optionee upon exercise of an Option(s) granted by the Company, shall have been held by the Optionee for more than six months.

     Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an option shall always be subject to the following limitations: (i) an option shall not be exercisable unless such exercise is in compliance with the Securities Act and all applicable state securities laws, as they are in effect on the date of exercise and (ii) the Board may specify a reasonable minimum number of shares that may be purchased on any exercise of an option, provided that such minimum number will not prevent the Optionee from exercising the option for the full number of shares as to which the option is then exercisable.

     Prior to the issuance of shares upon the exercise of an option, the Optionee is required to pay or make adequate provision for payment of any federal, state or local withholding tax obligations of the Company, in the manner determined in the sole discretion of the Board. No Optionee shall have any of the rights of a shareholder of the Company with respect to any shares subject to an option until the option has been validly exercised.

Termination or Lapse of Options

     In the event of death of the Optionee or voluntary or involuntary termination of directorship with the Company of the Optionee, such option may, subject to the provisions of the Director Plan and any restrictions or limitations as are determined by the Board, be exercised as to those optioned shares in respect of which such option has not previously been exercised, but only to the extent that such option could be exercised by the Optionee on the date of such death or voluntary or involuntary termination of directorship with the Company (whichever is the applicable case): (i) in the event of the death of the Optionee, then by his or her executor or administrator, or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, within twelve months from the date of death, but in no event subsequent to the expiration date of the option; or (ii) in the event of the Optionee's voluntary or involuntary termination of directorship with the Company, then by the Optionee within twelve months from the date of termination, but in no event subsequent to the expiration date of the option.

Option Adjustments

     The Director Plan contains a customary anti-dilution provision that provides that in the event of any change in number of the Company's outstanding Common Stock by reason of a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of the Common Stock available under the Director Plan and the number of shares subject to outstanding options and exercise price per share of such options shall be proportionately adjusted, subject to any required action by the Board of Directors or shareholders of the Company and compliance with applicable securities laws. No certificate or scrip representing fractional shares shall be issued upon the exercise of any option and any resulting fractions of a share shall be ignored.

Change of Control of the Company

     Notwithstanding any contrary terms in the grant of options under the Director Plan, in the event of a "Change of Control", all outstanding options shall accelerate and become immediately fully exercisable. For purposes of the Director Plan, a "Change In Control" shall mean (i) the sale or other disposition to a person, entity or group (as such term is defined in Rule 13d-5 under the Exchange Act) of 50% or more of the Company's consolidated assets,
(ii) the acquisition of 50% or more of the outstanding shares of Common Stock by a person or group (as such term is defined in Rule 13d-5) or (iii) if the majority of the Board consists of persons other than "Continuing Directors". The term "Continuing Director" shall mean any member of the Board on the effective date of the Director Plan and any other member of the Board who shall be recommended or elected to succeed or become a Continuing Director by a majority of the Continuing Directors who are then members of the Board.

Amendments to the Director Plan

     The Board may at any time terminate or amend the Director Plan in any respect (including, but not limited to, any form of grant, agreement or instrument to be executed pursuant to the Director Plan); provided, however, that shareholder approval shall be required to be obtained by the Company if required to comply with the listed company requirements of The Nasdaq National Market or of a national securities exchange on which the shares of Common Stock are traded, or other applicable provisions of state or federal law or self-regulatory agencies; provided, further, that no amendment of the Director Plan may adversely affect any then outstanding options or any unexercised portions thereof without the written consent of the Optionee.

Transferability of Options

     An option may be sold, pledged, assigned, hypothecated, transferred or disposed of as determined by the Board and as set forth in a Stock Option Agreement with an Optionee.

Issuance of Shares

     The shares of Common Stock, when issued and paid for pursuant to options granted under the Director Plan, shall be issued as fully paid and non-assessable shares.

Termination of the Director Plan

     No option shall be granted pursuant to the Director Plan on or after December 31, 2001, but options theretofore granted may extend beyond that date and the terms of the Director Plan shall continue to apply to such options and to any shares of Common Stock acquired upon exercise thereof.

Federal Income Tax Consequences

     The following is based upon federal tax laws and regulations as presently in effect and does not purport to be a complete description of the federal income tax aspects of the Director Plan. Also, the specific state tax consequences to each participant under the Director Plan may vary, depending upon the laws of the various states and the individual circumstances of each participant.

Non-Qualified Stock Options

     The grant of NQSOs will not result in any taxable income to the Optionee. Generally, the Optionee will recognize ordinary income in the year in which the option is exercised in the amount by which the fair market value of the purchased shares on the date of exercise exceeds the exercise price.

     The fair market value of the shares on the date income is required to be recognized will constitute the tax basis thereof for computing gain or loss on any subsequent sale. Any gain or loss recognized by the Optionee upon the subsequent disposition of the shares will be treated as capital gain or loss and will qualify as long-term capital gain or loss if the shares are held for more than twelve months prior to disposition.

     Generally, the Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the Optionee at the date of exercise. The income recognized by the Optionee will be treated as compensation income and will be subject to income tax withholding by the Company.

     Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's Chief Executive Officer or any one of the Company's other four (4) most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for a specified period is stated in the Director Plan, and shareholder and Board approval of the Director Plan is obtained. The Director Plan has been drafted to allow compliance with those performance-based criteria that relate to NQSOs, except that NQSOs granted with an exercise price less than the fair market value of the Common Stock on the date of the grant will not meet such performance-based criteria and, accordingly, the compensation attributable to such options will be subject to the deductibility limitations contained in
Section 162(m) of the Code.

Issuance by Committee of Options to Non-Employee Directors

     On August 20, 1996 the Committee, subject to shareholder approval of the Director Plan, granted to the Class I, II and III members of the Board of Directors of the Corporation who are Non-Employee Directors (J. Stephen Holmes, William E. Whitmer, Richard M. Johnston, Pieter J. Schiller, Jack R. Kelly, Jr. and Norman R. Weldon; collectively, with Stephen I. Shapiro, who was granted an option by the Board on October 25, 1996 following his election as a Board member, the "Non-Employee Director Group"), options under the Director Plan to purchase 7,500 shares at an exercise price of $8.00 per share (the fair market value of Common Stock on the date of grant, which was $12.25 per share for Mr. Shapiro's option), which options are for a term of five years from the date of grant and exercisable as follows: (a) options to purchase 2,500 shares on the earlier of (i) the date of this Annual Meeting or (ii) March 31, 1997, (b) options to purchase an additional 2,500 shares on the earlier of (i) the date of the 1998 Annual Meeting or (ii) March 31, 1998 and (c) options to purchase the remaining 2,500 shares on the earlier of (i) the date of the 1999 Annual Meeting or (ii) March 31, 1999; provided, however, that no options to purchase shares shall become exercisable by any of the foregoing directors after the date of (a) his death or (b) the voluntary or involuntary termination of his directorship, including without limitation due to his failure to be reelected as a director at an Annual Meeting.

     The following table summarizes the value of unexercised options to be received by the Non-Employee Director Group in the event the Director Plan is approved by the Company's shareholders:

                                NEW PLAN BENEFITS

                     Non-Employee Director Stock Option Plan

                                             Dollar                 Number of
              Name and Position             Value (1)                Shares

Non-Employee Director Group                $270,000 (2)             52,500 (3)

(1) Equal to the difference between the $13.75 per share closing sale price of the Common Stock on April 18, 1997, the most recent practical date prior to the printing of this Proxy Statement, as reported by The Nasdaq National Market, and the $8.00 per share exercise price of the options ($12.25 per share for Mr. Shapiro's option).
(2) The $8.00 per share exercise price of the options ($12.25 for Mr. Shapiro's option) represented the fair market value of Common Stock on the date of grant of the options.
(3) Includes options to purchase 7,500 shares that were issued to each of the following Non-Employee Directors: J. Stephen Holmes, William E. Whitmer, Richard M. Johnston, Pieter J. Schiller, Jack R. Kelly, Jr., Norman R. Weldon and Stephen I. Shapiro.

Required Vote

     Approval of the Director Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In instances of broker non-votes, those shares will not be included in the vote totals, and therefore will have no effect on the vote for the approval of the Director Plan. Unless marked to the contrary, proxies received will be voted FOR approval of the Director Plan.

     The Board of Directors recommends that shareholders vote FOR approval of the Director Plan.

              RATIFICATION OF REAPPOINTMENT OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young LLP as independent auditors for the year ending December 31, 1997.

     The ratification of the reappointment of Ernst & Young LLP will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In instances of broker non-votes, those shares will not be included in the vote totals and therefore will have no effect on the ratification of the reappointment of the independent auditors.

     It is anticipated that a representative of Ernst & Young LLP will be present at the Annual Meeting to answer appropriate questions within such firm's field of expertise. Such representative will have the opportunity to make a statement if he/she desires to do so.

     The Board of Directors recommends that shareholders vote FOR the reappointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1997.

                                 OTHER BUSINESS

     Management does not know of any matter to be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.

                              SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered for inclusion in the Company's proxy soliciting material for the next Annual Meeting of Shareholders must be received by the Company at its principal office by December 31, 1997.


Dated:  April 25, 1997

PROXY

                               NOVOSTE CORPORATION

        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Norman R. Weldon, Ph.D., and Thomas D. Weldon, and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Shareholders of Novoste Corporation on June 20, 1997, and any adjournments and postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

     Please complete, date and sign on the reverse side and mail in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTERS (1), (2), (3) and (4) LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING:

(1) Election of three (3) Class I Directors to serve until the 2000 Annual Meeting of Shareholders:

 Nominees:   J. Stephen Holmes
             William E. Whitmer
             Stephen I. Shapiro

                [ ]   FOR                     [ ]   WITHHELD

                For, except withheld from the following nominees:

                _________________________________________________

(2) To approve amendments to the Company's Amended and Restated Stock Option Plan (the "Plan Amendments"), which Plan Amendments (a) increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to 2,700,000 shares, (b) allow for the adoption and administration of such Plan by a Stock Option and Compensation Committee (the "Committee") of the Board of Directors comprised only of two or more "Non-Employee Directors" as defined by the securities laws and regulations, (c) increase the maximum number of shares from 50,000 to 100,000 with respect to options that may be granted to any person or entity eligible within any one calendar year, (d) eliminate the granting of non-qualified stock options (a "NQSO") to Outside Directors (as defined by such Plan) of the Company, (e) define "Change in Control" of the Company and allow for the immediate vesting of options upon a Change in Control, (f) allow for the transferability of NQSOs as determined by the Committee and (g) revise the provisions relating to the amendment or termination of such Plan.

          [ ]   FOR             [ ]   AGAINST            [ ]   ABSTAIN

(3) To approve the Company's Non-Employee Director Stock Option Plan (the "Director Plan"), which Director Plan authorizes the granting of an aggregate of 100,000 NQSOs to Non-Employee Directors of the Company.

          [ ]   FOR             [ ]   AGAINST            [ ]   ABSTAIN

(4) To ratify the reappointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1997.

          [ ]   FOR             [ ]   AGAINST            [ ]   ABSTAIN

(5)  Upon any and all other business that may come before the Annual Meeting.

This Proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1), (2), (3), and (4) unless the shareholder specifies otherwise, in which case it will be voted as specified.

SIGNATURE(S): ________________________________         DATE:____________________
Note: Executors, Administrators, Trustees, Etc. should give full title.

                                    APPENDIX

     1. Copy of Company's Amended and Restated Stock Option Plan, as amended and restated as of April 18, 1997 (subject to approval by Company's shareholders of Plan Amendments).

     2. Copy of Company's Non-Employee Director Stock Option Plan, adopted August 20, 1996 and as amended as of February 28, 1997 (subject to approval by Company's shareholders).